MOORE STEPHENS WURTH FRAZER AND TORBET, LLP
Certified Public Accountants and Consultants

1199 South Fairway Drive, 2nd Floor
Walnut, California 91789
PO Box 3949
City of Industry, California 91744
(909) 594-2713 Fax (909) 594-2357
www.mswft.com

December 31, 2008

Securities and Exchange Commission
100 F Street N. E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on December 29, 2008, to be filed by our former client, Ever-Glory International Group, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

Moore Stephens Wurth Frazer and Torbet, LLP